Exhibit 99.1

IndyMac Bancorp (IMB) Deferral Impact on Alesco Financial Inc.

Philadelphia, Pennsylvania – May 12, 2008 – Alesco Financial Inc. (NYSE: AFN), a specialty finance real estate investment trust, announced today that IndyMac Bancorp (NYSE: IMB) disclosed this morning that it will defer making the interest payments on IMB’s trust preferred securities, including those in AFN’s portfolio.

AFN holds a portion of the equity interests in eight collateralized debt obligation, or “CDO,” transactions which include trust preferred securities issued by IMB. As previously disclosed, IMB’s securities represent an aggregate of 2.43% of the total pool of collateral in those eight CDOs. This collateral represents approximately $2.1 million in aggregate interest payments per quarter to the eight CDOs, of which AFN’s proportionate share is approximately $1.5 million or about $0.02 per diluted AFN common share per quarter.

AFN is in the process of reviewing the impact of the IMB deferral on its portfolio. AFN currently expects that IMB’s deferral will trigger the over-collateralization tests in five of the eight CDOs for a period of time. Once an over-collateralization test is triggered in a CDO, AFN will no longer receive current distributions of cash in respect of its equity interests in the CDO until sufficient cash flow is paid to senior debt holders in the CDOs to cure the over-collateralization tests. IMB did not disclose how long it expects to defer its payments. AFN currently expects that, even if IMB does not resume making payment, and assuming no additional deferrals, the five affected CDOs will recommence making equity distributions within three to eight quarters. For the year ended December 31, 2007, and the quarter ended March 31, 2008, the five CDOs which AFN expects to trigger over-collateralization tests contributed $30.1 million, or 36%, and $8.2 million, or 41%, respectively, of AFN’s adjusted earnings for such periods. AFN’s adjusted earnings will continue to include this income even though AFN will not receive corresponding cash distributions until the over-collateralization tests have been cured.

At April 30, 2008, AFN had available unrestricted cash of $120 million, including cash generated by previously-disclosed gains on credit default swaps. This cash would be sufficient to allow AFN to maintain its first quarter 2008 dividend rate for the remainder of 2008, even after giving effect to the trigger of the over-collateralization tests described above. The payment of future dividends is, however, subject to the review and approval of AFN’s board of directors, and there can be no assurance that AFN’s board will determine to maintain the first quarter dividend rate. As discussed on AFN’s earnings call last week, AFN is reviewing a number of strategies for the company, including whether to continue to maintain its REIT qualification. Any change in strategy could impact the level of future dividend payments.

About Alesco Financial Inc.

Alesco Financial Inc. is a specialty finance REIT headquartered in Philadelphia, Pennsylvania and trades on the New York Stock

Exchange under the symbol “AFN”. Alesco is externally managed by Cohen & Company Management, LLC, a subsidiary of Cohen and Company, a global alternative fixed-income asset manager. For more information, please visit www.alescofinancial.com.

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Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-8952	212-521-4863
info@alescofinancial.com